CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (No. 333-182796) of Separate Account No. 70 of AXA Equitable Life Insurance Company of (i) our report dated April 11, 2018, relating to the consolidated financial statements of AXA Equitable Life Insurance Company and (ii) our report dated April 16, 2018 (the “Report”), relating to the financial statements of each Variable Investment Option of Separate Account No. 70 of AXA Equitable Life Insurance Company listed in the Report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 18, 2018